Exhibit 15.4

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Highest Performances Holdings Inc. (formerly known as “Puyi Inc.”) on Form F-3 (FILE NO. 333-261063) and Form S-8 (FILE NO. 333-277814) of our report dated September 25, 2023, except for the effects of the revision discussed in Note 2(ad) as to which the date is November 15, 2024, with respect to our audit of the consolidated balance sheet of Highest Performances Holdings Inc. as of June 30, 2023, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the two years in the periods ended June 30, 2023, which report is included in this Annual Report on Form 20-F of Highest Performances Holdings Inc. for the year ended June 30, 2024. We were dismissed as auditors on March 29, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in this Form 20-F for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of the Registration Statement on Form F-3 (FILE NO. 333-261063).

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

New York, New York

November 15, 2024